As filed with the Securities and Exchange Commission on January 2, 2019.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRIGHTSPHERE Investment Group plc
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-1179929
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
(Address of Principal Executive Office)(Zip Code)

Option Award Agreement
(Full title of the plan)

Guang Yang
Chief Executive Officer
c/o BrightSphere Inc.
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
 (617) 369-7300
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Christina Edling Melendi, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Telephone: (212) 309-6000

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Smaller reporting company ☐
Non-accelerated filer ☐		Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares (nominal value $0.001 per share)	6,900,000(2)	$12.00(3)	$82,800,000.00	$10,035.36

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional ordinary shares that may be offered or issued in the event of a share dividend, reverse share split, split-up, recapitalization, forfeiture of ordinary shares under those plans, or other similar event.

(2)	Consists of ordinary shares issuable upon the exercise of options pursuant to an Option Award Agreement effective as of December 30, 2018 between BrightSphere Investment Group plc and Guang Yang.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act, based upon the exercise price per share of the options that may be exercised under the Option Award Agreement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 6,900,000 ordinary shares of BrightSphere Investment Group plc (the “Registrant”) to be offered and sold pursuant to the Option Award Agreement, effective as of December 30, 2018 between the Registrant and Guang Yang. The grant of options was offered as a material inducement to Dr. Yang’s hiring as President and Chief Executive Officer of the Registrant, and were approved by the Company’s Compensation Committee in reliance on the employment inducement exemption under the New York Stock Exchange’s Listed Company Manual Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the award recipient, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to rule 424 of the Securities Act. These documents, along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will furnish without charge to the award recipient, upon his written or oral request, a copy of any and all documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such document (unless such exhibits are specifically incorporated by reference to the information that is incorporated). These documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to BrightSphere Inc., 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: General Counsel, Telephone number: (617) 369-7300.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 28, 2018.

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018     filed with the Commission on May 10, 2018, August 9, 2018 and November 8, 2018, respectively;

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on March 2, 2018, March 26, 2018, June 21, 2018,         August 2, 2018 (only with respect to Item 5.02); August 21, 2018, September 13, 2018, November 1, 2018 (only with respect to         Item 5.02), November 19, 2018 (only with respect to Item 5.02), December 3, 2018 (only with respect to Item 5.02), and December     18, 2018;

(d)	The Registrant’s Definitive Proxy Statement filed on April 30, 2018; and

(e)
The description of the Registrant’s ordinary shares, nominal value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36683), filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 8, 2014, and any other amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the U.K. Companies Act 2006 (the “Companies Act”), the Registrant shall indemnify, out of its assets, any director of the Registrant or any associated company against all losses, liabilities and expenditures which he or she may sustain or incur in the execution of the duties of his or her office or otherwise in relation thereto.

The relevant provisions under the Companies Act are sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him or her in defending any criminal or civil proceedings or in connection with any application under sections 661(3) and 661(4) (acquisition of shares by an innocent nominee) or section 1157 (as described below). Such financial assistance must be repaid if the director is convicted in the proceedings, judgment is found against such director in the proceedings or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him or her in defending in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

Section 232 provides that any provision that purports to exempt a director from liability for negligence, default, breach of duty or breach of trust by him or her in relation to the company is void. Any provisions by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or an associated company against any such liability is also void unless it is a qualifying third-party indemnity provision (as described below).

Notwithstanding the provisions of section 232 above, section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company against liability of its directors for negligence, default, breach of duty or breach of trust in relation to a company or an associated company.

Pursuant to section 234, an indemnity is a qualifying third-party indemnity as long as it does not provide any indemnity against (i) any liability incurred by the director to the company or to any associated company; (ii) any liability incurred by the director to pay a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); and (iii) any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director, or where the court refuses to grant such director relief under an application under sections 661(3) and 661(4) (acquisition of shares by an innocent nominee) or its power under section 1157 (as described below).

Section 235 allows a company to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, and such indemnity provides protection against liability incurred in connection with the company’s activities as trustee of the scheme.

Any indemnity provided under section 234 or section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with section 236 and copies of such indemnification provisions (or, if not in writing, a written memorandum setting out their terms) must be made available for inspection by members of the company at the company’s registered office in accordance with section 237 (and every member of the company has a right to inspect and request such copies under section 238).

Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer, either wholly or in part, from liability, on such terms as it thinks fit, if it appears to the court that such officer may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her, such officer may apply to the court for relief, and the court will have the same power to relieve such officer as it would if the proceedings had actually been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

The Registrant will obtain and expect to continue to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have powers to indemnify such person against such liability under the provisions of English law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description

3.2	Articles of Association, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 5, 2015

4.1	Option Award Agreement, effective December 30, 2018 between BrightSphere Investment Group plc and Guang Yang. (filed herewith)

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to Registration Statement)

Item 9.   Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 2nd day of January, 2019.

BrightSphere Investment Group, Inc.

By:	/s/ GUANG YANG
Name: Guang Yang Title: President and Chief Executive Officer (principal executive officer)

By:	/s/ DANIEL K. MAHONEY
Name: Daniel K. Mahoney Title: Senior Vice President and Head of Finance (principal financial officer and principal accounting officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guang Yang and Daniel K. Mahoney, and each or either of them, his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GUANG YANG	President, Chief Executive Officer and Executive Chairman of the Board of Directors	January 2, 2019
Guang Yang

/s/ ROBERT J. CHERSI	Director	January 2, 2019
Robert J. Chersi

/s/ MARY ELIZABETH BEAMS	Director	January 2, 2019
Mary Elizabeth Beams

/s/ REGINALD LOVE	Director	January 2, 2019
Reginald Love

/s/ JOHN PAULSON	Director	January 2, 2019
John Paulson

/s/ BARBARA TREBBI	Director	January 2, 2019
Barbara Trebbi

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.2	Articles of Association, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 5, 2015

4.1	Option Award Agreement, effective December 30, 2018 between BrightSphere Investment Group plc and Guang Yang. (filed herewith)

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to Registration Statement)